EXHIBIT 99.1

Contacts:

For KKR:                   For Hicks Muse             For Regal Cinemas:

Ruth Pachman               Roy Winnick                Michael L. Campbell
Josh Pekarsky              Mark Semer                 Lewis Frazer III
Kekst and Company          Kekst and Company          Regal Cinemas
(212) 521-4891 or 4877     (212) 521-4842 or 4802     (423) 925-9523



      HICKS, MUSE, TATE & FURST AND KKR JOINTLY TO ACQUIRE REGAL
              CINEMAS, INC. FOR $31.00 PER SHARE IN CASH


       -- Partnership of Two Leading Investment Firms to Create
      World's Largest Theatrical Exhibition Chain in Transactions
                   With Total Value of $3 Billion --

     -- Regal Cinemas to Be Acquired in $1.5 Billion Transaction,
     Then Combined with Hicks Muse's United Artists Theatre Group and KKR's Act III Cinemas --

KNOXVILLE, TENNESSEE, NEW YORK, NY and DALLAS, TEXAS, January 20, 1998 -- Hicks, Muse, Tate & Furst Incorporated and Kohlberg Kravis Roberts & Co. (KKR) today announced that they have signed a definitive merger agreement to jointly acquire Regal Cinemas (NASDAQ: REGL), the nation's second-largest motion picture exhibitor, in an all-cash transaction valued at approximately $1.5 billion. Each of Regal's common shares will be purchased for $31.00 per share in cash. The transaction includes the assumption of approximately $290 million of Regal debt. Regal has approximately 40 million fully diluted shares outstanding.

Following the acquisition of Regal, which is expected to occur before mid-year 1998, Hicks Muse and KKR plan to combine it with United Artists Theatre Group, which Hicks Muse recently agreed to acquire, and with Act III Cinemas, which KKR acquired in December 1997. The combined enterprise, with 5,347 screens at 727 theatres in 35 states, will be the world's largest theatrical exhibition company.

The three transactions, which total over $3 billion, will be financed in part by equity investments by KKR and Hicks Muse of approximately $600 million each. This is the first time Hicks
Muse and KKR have made a joint investment.

Following the completion of the three-way combination of Act III, Regal Cinemas and United Artists Theatre Group, Hicks Muse and KKR will each own approximately 45% of the combined company, with the balance owned by the company's management and certain other investors. The combined company will be led by Regal Chairman and Chief Executive Officer Michael L. Campbell and a management team that will likely include senior executives from all three companies.


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Clifton S. Robbins, a KKR general partner, said: "We're delighted to be investing in Regal, which is a superbly managed and fast-growing theater operator. The partnership with Hicks Muse allows each of us to commit significant equity capital to accelerate our respective strategies to lead the consolidation of the motion picture exhibition industry. And it makes possible the combination of Regal, UA and Act III, which have highly complementary operations. Importantly, we have designed the capital structure of the new company to facilitate an aggressive growth plan. With $1.3 billion in equity, we will have considerable flexibility to invest in the business, make new acquisitions, and drive future growth."

John R. Muse, Chief Operating Officer of Hicks Muse, said: "We entered this industry in the belief that with the right collection of assets and the right people, there was a significant opportunity to be a major consolidator. This transaction accelerates the achievement of that objective, and we believe creates the most attractive company in its sector. Under a management team headed by Mike Campbell, we believe this is a winning combination and a strong platform for the future in this industry."

Michael L. Campbell, Chairman, President and Chief Executive Officer of Regal Cinemas, said, "We're thrilled to be in partnership with KKR and Hicks Muse -- two firms with proven creativity, significant financial resources and a demonstrated commitment to building value. We believe this transaction provides a very attractive return to our shareholders and an expanded range of opportunities for the employees of Regal, UA and Act III as we move to realize our full potential.

"Our objectives for the combined Regal/UA/Act III will be the same as they have been for Regal Cinemas: to build an organization that can sustain a substantial growth rate for the foreseeable future; to always be one of the most profitable companies in the industry; and to maintain one of the strongest financial positions relative to our peers. We are very excited about this transaction and the future of our company."

Completion of the Regal transaction and of the merger of Act III, Regal and United Artists Theatre Group are subject to expiration of the applicable Hart-Scott-Rodino waiting periods and other customary closing conditions. The Regal acquisition is also subject to approval by Regal shareholders.

Regal Cinemas is currently the second-largest exhibitor in North America operating 2,333 screens at 257 locations in 22 states. The company, founded in 1989, is headquartered in Knoxville, Tennessee. Regal Cinemas currently operates facilities in the


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following states:  Alabama, Arkansas, California, Delaware,
Florida, Georgia, Indiana, Kentucky, Louisiana, Maryland, Mississippi, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Virginia, Washington and West Virginia.


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Goldman, Sachs & Co. acted as Regal's financial advisor in the transaction.

United Artists Theatre Group, headquartered in Englewood,
Colorado, is a leading operator of motion picture theaters with 2,174 screens in 339 locations in 25 states.

Act III operates 131 theaters with 840 screens in the states of Oregon, Washington, Texas, Nevada, Idaho, Alaska and Missouri.

KKR is a private investment firm headquartered in New York and Menlo Park, California.

Hicks, Muse, Tate & Furst Incorporated is a private investment firm headquartered in Dallas, Texas.


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